August 10, 2020

James G. Petcoff,

Chairman of the Board, CEO

Conifer Holdings

550 W Merrill Street, Suite 200

Birmingham, MI.  48009

RE:  Resignation

Dear Jim:

It is with regret that I tender my resignation from the Conifer Holdings’ board of directors, effective immediately.

I am grateful for having had the opportunity to serve on the board of this fine organization for the past many years and I offer my best wishes for its continued success.

Sincerely,

Jorge J. Morales

Director